MEDICAL INTERNATIONAL TECHNOLOGY, INC. UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS FOR THE YEAR ENDED SEPTEMBER 30, 2006 AND NINE MONTHS ENDED JUNE 30, 2007

The following unaudited pro forma condensed financial statements and related notes are presented to show the pro forma effects of the acquisition of 9139-2449 Quebec Inc., dba Scanview (“Scanview”) during the third quarter of 2007 (“Scanview transaction”).

The pro forma condensed statements of operations are presented to show income from continuing operations as if the Scanview transaction occurred as of the beginning of each period presented. The pro forma condensed balance sheet is based on the assumption that the Scanview transaction occurred effective June 30, 2007.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the Scanview transaction occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed financial statements should be read in conjunction with notes thereto, Medical International Technology, Inc.’s Annual Report on Form 10-KSB for the year ended September 30, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007.

MEDICAL INTERNATIONAL TECHNOLOGY, INC. PRO FORMA FINANCIAL STATEMENTS (Unaudited) INDEX

Page
Number
Condensed Statement of Operations for the Year Ended September 30, 2006	3
Condensed Statement of Operations for the Nine Months Ended June 30, 2007	4
Condensed Balance Sheet June 30, 2007	5
Notes to the audited pro forma condensed financial statements	6

MEDICAL INTERNATIONAL TECHNOLOGY, INC. AND SUBSIDIARY UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2006

	MIT	Scanview	Proforma
	Historical	Historical	Adjustments		Proforma

Sales	$ 270,452	$ 86,884		$-	$ 357,336
Cost of sales	181,599	33,838		-	215,437

Gross profit	88,853	53,046		-	141,899
Research and development costs	442,916	119,744		-	562,660
Selling, general & administrative	1,125,042	41,978		-	1,167,020

Total operating expenses	1,567,958	161,722		-	1,729,680

Loss from operations	(1,479,105)	(108,676)		-	(1,587,781)
Other income (expense)
Interest income	728	-		-	728
Interest expense	(31,256)	(7,286)		-	(38,542)

Total other income (expense)	(30,528)	(7,286)		-	(37,814)

Net loss	$(1,509,633)	$(115,962)		$-	$(1,625,595)

Basic and diluted net loss per share	$(0.11)				$ (0.12)

Weighted average shares outstanding	13,367,737				13,367,737

The accompanying notes are an integral part of the unaudited pro forma condensed financial statements. 3

MEDICAL INTERNATIONAL TECHNOLOGY, INC. AND SUBSIDIARY UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2007

	MIT	Scanview	Proforma
	Historical	Historical	Adjustments	Proforma

Sales	$ 150,630	$ 78,487	$-	$229,117
Cost of sales	58,151	15,769	-	73,920

Gross profit	92,479	62,718	-	155,197
Research and development costs	126,255	26,938	-	153,193
Selling, general & administrative	508,407	52,930	-	561,337

Total operating expenses	634,662	79,868	-	714,530

Loss from operations	(542,183)	(17,150)	-	(559,333)
Other income (expense)
Interest income	-	-	-	-
Interest expense	(56,812)	(4,118)	-	(60,930)

Total other income (expense)	(56,812)	(4,118)	-	(60,930)

Net loss	$(598,995)	$(21,268)	$-	$(620,263)

Basic and diluted net loss per share	$ (0.03)			$(0.03)

Weighted average shares outstanding	18,184,197			18,184,197

The accompanying notes are an integral part of the unaudited pro forma condensed financial statements. 4

MEDICAL INTERNATIONAL TECHNOLOGY, INC. AND SUBSIDIARY UNAUDITED PRO FORMA CONDENSED BALANCE SHEET JUNE 30, 2007

	MIT	Scanview	Proforma
	Historical	Historical	Adjustments	Proforma

Assets

Current assets
Cash	$307	$820		$1,127
Receivables <c>	96,282	48,429	(15,345)	129,366
Inventories	73,051	67,334		140,385
Other current assets	60,643	-		60,643

Total current assets	230,283	116,583	(15,345)	331,521

Property and equipment, net	74,761	73,637		148,398

Patents	1,216	-		1,216
Intangible asset <b>	-	-	131,382	131,382

Total assets	$306,260	$190,220	$116,037	$612,517

Liabilities and Stockholders' Equity

Current liabilities
Unearned income	$89,314	$-		$89,314
Advances from MIT <c>	-	15,345	(15,345)	-
Accounts payable and accrued interest	682,954	78,693		761,647

Total current liabilities	772,268	94,038	(15,345)	850,961

Long-term debt	-	52,564	-	52,564
Stockholders' Equity <a>	(466,008)	43,618	175,000	(291,008)
<b>			(43,618)
			-	-

Total liabilities and stockholders' equity	$306,260	$190,220	$116,037	$612,517

<a>, <b>, and <c>: see proforma adjustment notes a, b, and c

The accompanying notes are an integral part of the unaudited pro forma condensed financial statements. 5

MEDICAL INTERNATIONAL TECHNOLOGY, INC. AND SUBSIDIARY NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed statement of operations for the year ended September 30, 2006, is based on the audited financial statements of Medical International Technology, Inc. (“MIT”) and Scanview for the year ended September 30, 2006, and the adjustments and assumptions described below.

The unaudited pro forma condensed statement of operations for the nine months ended June 30, 2007, and the unaudited pro forma condensed balance sheet as of June 30, 2007, are based on the unaudited financial statements of MIT and Scanview as of and for the nine months ended June 30, 2007, and the adjustments and assumptions described below.

Pro forma adjustments:

The unaudited pro forma balance sheet reflects the following adjustments associated with the Scanview transaction as of June 30, 2007.

a.	Record the issuance of 2,500,000 shares of common stocks of MIT for the 100% equity interest of

Scanview and assumed liabilities from the Scanview transaction. The price used for the acquisition was the adjusted average closing share price of our stock for the week prior and week after the closing date, or $0.07 per share, which makes the fair value of the transaction $175,000. Accordingly, the weighted average number of common shares outstanding for the year ended September 30, 2006 and for the nine months ended June 30, 2007, for the purpose of the pro forma financial statements is 13,367,737 and 18,184,197 shares, respectively.

b.	Record the intangible intellectual asset arising from the Scanview transaction of US$131,382 and the elimination of Scanview’s retained earnings of US$43,618

c.	Record the elimination of US$15,345 advances from MIT to Scanview.